     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 2002
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                TC PIPELINES, LP
             (Exact name of registrant as specified in its charter)

                         ------------------------------

                          DELAWARE                                                     52-2135448
      (State or other jurisdiction of incorporation or                  (I.R.S. Employer Identification Number)
                       organization)

                            ------------------------

                                                                        THERESA JANG
           110 TURNPIKE ROAD, SUITE 203                               TC PIPELINES, LP
         WESTBOROUGH, MASSACHUSETTS 01581                       110 TURNPIKE ROAD, SUITE 203
                  (508) 871-7046                              WESTBOROUGH, MASSACHUSETTS 01581
         (Address, including zip code, and                             (508) 871-7046
      telephone number, including area code,          (Name, address, including zip code, and telephone
   of registrant's principal executive offices)      number, including area code, of agent for service)

                            ------------------------

                                WITH COPIES TO:

                     CHRISTINE JOHNSTON                                             ANDREWS & KURTH
               TRANSCANADA PIPELINES LIMITED                             MAYOR, DAY, CALDWELL & KEETON L.L.P.
                   450 - 1ST STREET S.W.                                        600 TRAVIS, SUITE 4200
                      CALGARY, ALBERTA                                            HOUSTON, TEXAS 77002
                      CANADA, T2P 5H1                                               (713) 220-4200
                      (403) 920-2000                                          ATTENTION: GISLAR DONNENBERG

    Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE                              AGGREGATE               AMOUNT OF
REGISTERED AND SOLD BY THE REGISTRANT                          OFFERING PRICE(1)(2)       REGISTRATION FEE
Common Units representing limited partner interests(3)......
Debt Securities(4)..........................................
Total(5)....................................................       $200,000,000               $18,400

(1) The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(3) Subject to Note 5 below, an indeterminate amount of Common Units as may be sold from time to time by the registrant is being registered hereunder.

(4) Subject to Note 5 below, an indeterminate amount of Debt Securities as may be sold from time to time by the registrant is being registered hereunder.

(5) In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $200,000,000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE
                          INCLUSION OF BASE PROSPECTUS
                           AND PROSPECTUS SUPPLEMENT

    This Registration Statement contains a base prospectus to be used in connection with offerings by TC PipeLines, LP of common units representing limited partner interests and debt securities. This Registration Statement also contains a form of prospectus supplement to such base prospectus to be used in connection with offerings by TC PipeLines, LP of common units representing limited partner interests.

The information in this prospectus is not complete, and we may change it. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED APRIL 23, 2002

PROSPECTUS

                                  $200,000,000

                                TC PIPELINES, LP

                                  COMMON UNITS
                                DEBT SECURITIES

                                ----------------

    TC PipeLines, LP may in one or more offerings offer and sell common units representing limited partner interests and debt securities. The aggregate initial offering price of the securities that we offer by this prospectus will not exceed $200,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings. We will provide the specific terms of the securities in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus.

    You should read this prospectus and the prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

    The Nasdaq Stock Market has listed our common units under the symbol "TCLP".

    See "Risk Factors" on page 5 to read about important risks that you should consider before buying our securities.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April   , 2002

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................    1
WHERE YOU CAN FIND MORE INFORMATION.........................    1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    2
ABOUT TC PIPELINES, LP......................................    3
RISK FACTORS................................................    5
  Risks Inherent in Our Business............................    5
  Risks Inherent in an Investment in TC PipeLines...........   10
  Tax Risks.................................................   13
USE OF PROCEEDS.............................................   15
RATIO OF EARNINGS TO FIXED CHARGES..........................   15
DESCRIPTION OF COMMON UNITS.................................   16
DESCRIPTION OF DEBT SECURITIES..............................   19
  Specific Terms of Each Series of Debt Securities in the
    Prospectus Supplement...................................   19
  Provisions Only in the Senior Indenture...................   19
  Provisions Only in the Subordinated Indenture.............   23
  Consolidation, Merger or Asset Sale.......................   23
  Modification of Indentures................................   23
  Events of Default and Remedies............................   24
  Registration of Notes.....................................   25
  Minimum Denominations.....................................   25
  No Personal Liability of General Partner..................   25
  Payment and Transfer......................................   25
  Form, Exchange, Registration and Transfer.................   25
  Discharging Our Obligations...............................   26
  Book Entry, Delivery and Form.............................   26
  The Trustee...............................................   27
TAX CONSIDERATIONS..........................................   28
  Partnership Status........................................   28
  Limited Partner Status....................................   30
  Tax Consequences of Unit Ownership........................   30
  Tax Treatment of Operations...............................   34
  Disposition of Common Units...............................   35
  Uniformity of Common Units................................   37
  Tax-Exempt Organizations and Other Investors..............   37
  Administrative Matters....................................   38
  State, Local and Other Tax Considerations.................   40
  Tax Consequences of Ownership of Debt Securities..........   41
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS..................   41
PLAN OF DISTRIBUTION........................................   42
LEGAL.......................................................   43
EXPERTS.....................................................   43

                            ------------------------

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

    IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

    THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell up to $200,000,000 in total offering amount of the common units or debt securities described in this prospectus in one or more offerings. This prospectus generally describes us and the common units and debt securities. Each time we sell common units or debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of the date of this prospectus. You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading "Where You Can Find More Information."

    As used in this prospectus, "we," "us," "our" and "TC PipeLines" mean TC PipeLines, LP and, where the context requires, include our subsidiary limited partnerships.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

    In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 233 Broadway, New York, New York, and at 500 West, Suite 1400, Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on their public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the Nasdaq Stock Market, 33 Whitehall Street, New York, New York, 10004.

    The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

    We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. Some of these documents have been amended by later filings, which are also listed.

    - Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

    - The description of our common units contained in our registration statement on Form 8-A, filed on May 14, 1999.

    - Current Reports on Form 8-K filed on February 12, 2002 and
      March 15, 2002.

    We also incorporate by reference additional documents that we may file with the SEC until all of the securities offered by this prospectus have been sold. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

    You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

                                TC PipeLines, LP
                         110 Turnpike Road, Suite 203,
                       Westborough, Massachusetts, 01581
                           Toll Free: (877) 290-2772
                          Direct Dial: (508) 871-7046

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements and relate to, among other things, anticipated financial performance, business prospects, strategies, market forces and commitments. Much of this information appears in "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is incorporated by reference from the Form 10-K. The words "believe," "expect," "estimate" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate may or will occur in the future.

    By its nature, such forward-looking information is subject to various risks and uncertainties which could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed. For a detailed discussion of these risks and uncertainties, please read "Risk Factors" beginning on page 5 of this prospectus.

                             ABOUT TC PIPELINES, LP

    We are a publicly traded Delaware limited partnership formed in 1998 to acquire, own and participate in the management of United States based pipeline assets. TC PipeLines GP, Inc., a wholly owned subsidiary of TransCanada PipeLines Limited, is our general partner and manages our operations.

    NORTHERN BORDER PIPELINE COMPANY. In May of 1999, in connection with our initial public offering, we acquired a 30% general partner interest in Northern Border Pipeline Company from subsidiaries of TransCanada. The remaining 70% general partner interest in Northern Border Pipeline is held by Northern Border Partners, L.P., a publicly traded limited partnership not affiliated with TC PipeLines that is controlled by affiliates of Enron Corp. By virtue of its control of 82.5% of the total voting percentage of the Northern Border Partners, L.P. policy committee, Enron controls the remaining 70% ownership interest in Northern Border Pipeline Company held indirectly by Northern Border Partners, L.P. Further, Enron controls 57.75% of the management committee of Northern Border Pipeline Company.

    Northern Border Pipeline Company owns and manages a 1,249-mile regulated natural gas pipeline system. Northern Border Pipeline Company estimates that it transported approximately 20% of the total amount of natural gas imported from Canada to the United States in 2001. Over that same period, approximately 90% of the natural gas Northern Border Pipeline Company transported was produced in the western Canadian sedimentary basin located in the provinces of Alberta, British Columbia and Saskatchewan. The Northern Border pipeline system transports natural gas from the Canadian border at Port of Morgan, Montana to markets in the midwestern United States and connects with multiple pipelines, which allow shippers to access the various natural gas markets served by those pipelines.

    TUSCARORA GAS TRANSMISSION COMPANY. On September 1, 2000, we acquired a 49% general partner and voting interest in Tuscarora Gas Transmission Company from a subsidiary of TransCanada. Sierra Pacific Resources Company indirectly holds a 50% general partner and voting interest and TransCanada holds a 1% general partner and voting interest in Tuscarora.

    Tuscarora owns a 229-mile, 20-inch diameter, United States interstate pipeline system that originates at an interconnection point with facilities of PG&E National Energy Group, Gas Transmission Northwest near Malin, Oregon and runs southeast through northeastern California and northwestern Nevada. The Tuscarora pipeline system terminates near Reno, Nevada at Sierra Pacific Power's Tracy Power Plant. Deliveries are also made directly to the local gas distribution system of Sierra Pacific.

    Our address is 110 Turnpike Road, Suite 203, Westborough, Massachusetts, 01581 and our telephone number is (508) 871-7046.

                                OWNERSHIP CHART

    The following chart shows our organization, our ownership structure and our interests in Northern Border Pipeline and Tuscarora as of the date of this prospectus. The ownership percentages referred to in this prospectus reflect the approximate ownership interest in us and our subsidiary limited partnerships on a combined basis. The 31.41% limited partner interest shown in the chart includes 2,809,306 subordinated units held in us by our general partner and 2,800,000 common units held by TransCan Northern.

                                    [CHART]

------------

(1) The remaining 70% general partner interest is held indirectly by Northern Border Partners, L.P.

(2) A 50% general partner interest is held by Sierra Pacific Resources Company, and the remaining 1% general partner interest is held indirectly by TransCanada PipeLines Limited through TCPL Tuscarora Ltd.

                                  RISK FACTORS

    LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM THE CAPITAL STOCK OF A CORPORATION. BEFORE YOU INVEST IN OUR SECURITIES YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE INTO THIS DOCUMENT.

    IF ANY OF THE FOLLOWING RISKS WERE ACTUALLY TO OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THAT EVENT, THE TRADING PRICE OF OUR COMMON UNITS COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS INHERENT IN OUR BUSINESS

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FROM OPERATIONS TO ENABLE US TO PAY THE MINIMUM QUARTERLY DISTRIBUTION ON THE COMMON UNITS EVERY QUARTER.

    The actual amount of cash we will have available for our minimum quarterly distribution will depend upon numerous factors relating to each of our, Northern Border Pipeline's and Tuscarora's businesses, some of which are beyond our control and the control of our general partner, including:

    - the tariff and transportation charges collected by Northern Border Pipeline and Tuscarora for transportation services on their pipeline systems;

    - the amount of cash distributed to us by Northern Border Pipeline and Tuscarora;

    - the amount of cash set aside and the adjustment in reserves made by our general partner in its discretion;

    - the amount of cash required to be contributed by us to either Northern Border Pipeline or Tuscarora in the future;

    - required principal and interest payments on our debt;

    - the cost of acquisitions, including related debt service payments;

    - our issuance of debt and equity securities;

    - pipelines competing with Northern Border Pipeline and Tuscarora;

    - increases in Northern Border Pipeline's and Tuscarora's maintenance and operating costs;

    - payment defaults of shippers, including affiliates of Enron, on Northern Border's pipeline system and payment defaults of shippers on Tuscarora's pipeline system; and

    - expansion costs related to these systems.

CASH DISTRIBUTIONS ARE DEPENDENT PRIMARILY ON OUR CASH FLOW, FINANCIAL RESERVES AND WORKING CAPITAL BORROWINGS

    Cash distributions are not dependent solely on our profitability, which is affected by non-cash items. Therefore, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record profits.

MAJORITY CONTROL OF THE NORTHERN BORDER PIPELINE MANAGEMENT COMMITTEE BY AFFILIATES OF ENRON MAY LIMIT OUR ABILITY TO INFLUENCE NORTHERN BORDER PIPELINE

    We own a 30% general partner interest in Northern Border Pipeline. The remaining 70% general partner interest in Northern Border Pipeline is owned by Northern Border Partners, L.P., a publicly traded limited partnership, which is not affiliated with us. The general partners of Northern Border Partners are Northern Plains and Pan Border, both subsidiaries of Enron, and Northwest Border, a subsidiary of The Williams Companies, Inc. Except as to any matters requiring unanimity, such as significant expansions or extensions to the pipeline system, the acceptance of rate cases and changes to, or suspensions of, the cash distribution policy, management committee members designated by subsidiaries of Enron have the power to approve a particular matter requiring a majority vote despite the fact that our representative may vote against the project or other matter. Conversely, with respect to any matter requiring a majority vote, management committee members designated by subsidiaries of Enron may disapprove a particular matter despite the fact that our representative may vote in favor of that matter.

NORTHERN PLAINS NATURAL GAS COMPANY MAY NOT BE ABLE TO CONTINUE TO EFFICIENTLY OPERATE OR MAY BE FORCED TO CEASE TO OPERATE NORTHERN BORDER PIPELINE

    Since Northern Plains is a wholly owned subsidiary of Enron it depends on Enron and some of its affiliates for some of the administrative services Northern Plains provides to Northern Border Pipeline. Potential further developments as a result of Enron's filing for bankruptcy protection under Chapter 11 of the United States Bankruptcy Court may cause Northern Plains to be unable to provide a sufficient level of services or any services as operator. If Northern Plains were to file for bankruptcy protection, it could potentially be removed as operator. Such removal would cause an event of default under Northern Border Pipeline's 1997 credit agreement and its 1992 note purchase agreement unless the lenders consent to the removal. Any interruption of services may have a significant impact on the operations of Northern Border Pipeline and Northern Border Pipeline may not be able to transition to a new operator in a timely and efficient manner.

IF THE FEDERAL REGULATORY ENERGY COMMISSION REQUIRES THAT NORTHERN BORDER PIPELINE'S OR TUSCARORA'S TARIFF BE CHANGED, NORTHERN BORDER PIPELINE'S OR TUSCARORA'S CASH FLOW MAY BE ADVERSELY AFFECTED

    Northern Border Pipeline and Tuscarora are subject to extensive regulation by the FERC. The FERC's regulatory authority extends to matters including:

    - transportation of natural gas;

    - rates and charges;

    - construction of new facilities;

    - acquisition, extension or abandonment of services and facilities;

    - accounts and records;

    - depreciation and amortization policies; and

    - operating terms and conditions of service.

    Given the extent of regulation by the FERC and potential changes to regulations, we cannot give any assurance regarding:

    - the likely federal regulations under which Northern Border Pipeline or Tuscarora will operate in the future;

    - the effect that regulation will have on Northern Border Pipeline's, Tuscarora's or our financial positions, results of operations and cash flows; or

    - whether our cash flow will be adequate to make distributions to unitholders.

    Northern Border Pipeline's ability to file for an increase of its rates before November 2005 to recover increases in most types of costs has been substantially eliminated by the settlement of its last rate case.

IF NORTHERN BORDER PIPELINE OR TUSCARORA DO NOT MAINTAIN OR INCREASE THEIR RESPECTIVE RATE BASES BY SUCCESSFULLY COMPLETING FERC-APPROVED PROJECTS, THE AMOUNT OF REVENUE ATTRIBUTABLE TO THE RETURN ON THE RATE BASE THEY COLLECT FROM THEIR SHIPPERS WILL DECREASE OVER TIME

    The Northern Border and Tuscarora pipeline systems are generally allowed to collect from their customers a return on their assets or "rate base" as reflected in their financial records as well as recover that rate base through depreciation. The amount they may collect from customers decreases as the rate base declines as a result of, among other things, depreciation and amortization. In order to avoid a reduction in the level of cash available for distributions to its partners, based on its current FERC-approved tariff, each of these pipelines must maintain or increase its rate base through projects that maintain or add to existing pipeline facilities. These projects will depend upon many factors including:

    - sufficient demand for natural gas;

    - an adequate supply of proved natural gas reserves;

    - available capacity on pipelines that connect with these pipelines;

    - the execution of natural gas transportation contracts;

    - the approval of any expansion or extension of the pipeline systems by their respective management committees, or in some cases, a ruling from an arbitrator;

    - obtaining financing for these projects; and

    - receipt and acceptance of necessary regulatory approvals.

    Northern Border Pipeline's and Tuscarora's ability to complete these projects is also subject to numerous business, economic, regulatory, competitive and political uncertainties beyond its control, and neither Northern Border Pipeline nor Tuscarora may be able to complete these projects.

IF ANY SHIPPER FAILS TO PERFORM ITS CONTRACTUAL OBLIGATIONS, NORTHERN BORDER PIPELINE'S OR TUSCARORA'S RESPECTIVE CASH FLOWS AND FINANCIAL CONDITION COULD BE ADVERSELY IMPACTED

    As of December 31, 2001, the five largest shippers on the Northern Border pipeline system accounted for approximately half of contracted capacity with one shipper, Mirant Americas Energy Marketing, L.P., being obligated for approximately 33.7%. Some of Northern Border Pipeline's shippers are affiliated with Northern Border Pipeline's general partners. Enron North America Corp.
(ENA), a subsidiary of Enron which also has filed for bankruptcy protection, holds firm contracts representing 3.5% of Northern Border Pipeline's capacity. Since November 2001, ENA has not made scheduled payments pursuant to these firm contracts and may not be able to resume these payments. A portion of such firm contracts (1.1%) has been temporarily released to a third party until October 31, 2002. The third party that holds the 1.1% of capacity has filed a complaint with the FERC requesting, in effect, that its contract be deemed terminated as a consequence of ENA's filing for bankruptcy protection. Northern Border Pipeline believes this shipper's contract will remain in effect until October 31, 2002. ENA's contractual obligations were supported by guarantees from Enron, which are subject to Enron's filing for bankruptcy protection and Enron may therefore not be able to make good on these guarantees. Northern Border Pipeline may not be able to re-contract any or a portion of the firm capacity held by ENA on a long-term basis.

    Sierra Pacific Power is Tuscarora's largest shipper, accounting for 94% of Tuscarora's contracted capacity. On March 29, 2002, the Public Utility Commission of Nevada rejected the recovery by Nevada Power, a subsidiary of Sierra Pacific Resources, of $437 million of the $922 million in deferred energy costs sought by Nevada Power over the next three years. As a result, Sierra Pacific Resources' credit rating for unsecured debt, as well as such credit rating for its subsidiaries Sierra Pacific Power and Nevada Power, were downgraded by Standard & Poor's and Moody's to below investment grade. While TC PipeLines has no current indication that Sierra Pacific Power is in default under its contractual obligations to Tuscarora, TC PipeLines is unable to predict the future financial condition of Sierra Pacific Power and accordingly its long-term ability to meet its obligations under existing agreements with Tuscarora. Mayer, Brown, Rowe and Maw acts as counsel in certain matters to Sierra Pacific Resources and its electric utility subsidiaries, but not in matters which involve Tuscarora. Robert A. Helman, a member of the Board of Directors of the general partner of TC PipeLines, is a partner at Mayer, Brown, Rowe and Maw.

    If any shipper on either Northern Border Pipeline or Tuscarora fails to perform its contractual obligations and fails to make scheduled payments under our firm contracts, as a result of liquidity issues or otherwise, our cash flows and financial condition could be adversely impacted. As a result, the cash available for distribution by us to unitholders could be reduced.

THE LONG-TERM FINANCIAL CONDITIONS OF NORTHERN BORDER PIPELINE AND TUSCARORA AND AS A RESULT, OF TC PIPELINES, ARE DEPENDENT ON THE CONTINUED AVAILABILITY OF WESTERN CANADIAN NATURAL GAS FOR IMPORT INTO THE UNITED STATES

    The development of additional natural gas reserves requires significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation and other facilities that permit natural gas to be produced and delivered to pipelines that interconnect with Northern Border's or Tuscarora's pipeline systems. Low prices for natural gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development of additional reserves and production, gathering, storage and pipeline transmission and import and export of natural gas supplies. While substantially all of Northern Border Pipeline's and Tuscarora's capacity is contractually committed through 2003 and 2015, respectively, if the availability of western Canadian natural gas were to decline over these periods, existing shippers may be unlikely to extend their contracts. In addition, Northern Border

Pipeline or Tuscarora may be unable to find replacement shippers for lost capacity. Northern Border Pipeline may not be able to replace its long term contracts covering approximately 42% of its capacity that expire prior to November 2003 with long term contracts under similarly attractive economic terms. Additional natural gas reserves may not be developed in commercial quantities and in sufficient amounts to fill the capacities of each of the Northern Border or Tuscarora pipeline systems.

IF DEMAND FOR WESTERN CANADIAN NATURAL GAS DECREASES, SHIPPERS MAY NOT ENTER INTO OR RENEW CONTRACTS

    Northern Border Pipeline's and Tuscarora's business depends in part on the level of demand for western Canadian natural gas in the markets the pipeline systems serve. The volumes of natural gas delivered to these markets from other sources affect the demand for both western Canadian natural gas and use of these pipeline systems. Demand for western Canadian natural gas also influences the ability and willingness of shippers to use the Northern Border and Tuscarora pipeline systems to meet the demand that these pipeline systems serve.

    Natural gas is also produced in the United States and transported by competing unaffiliated pipeline systems to the same destinations as natural gas transported by the Northern Border and Tuscarora pipeline systems. Other pipeline projects may be constructed in the future that may also compete with Northern Border Pipeline and Tuscarora.

    A variety of factors could cause the demand for natural gas to fall in the markets that these pipeline systems serve. These factors include:

    - economic conditions;

    - fuel conservation measures;

    - alternative energy requirements and prices;

    - climatic conditions;

    - government regulation; and

    - technological advances in fuel economy and energy generation devices.

    We cannot predict whether or how these or other factors will affect demand for use of the Northern Border or Tuscarora pipeline systems. If either of these pipeline systems are used less over the long term, we may have lower revenues and less cash to distribute to our unitholders.

BECAUSE OF THE HIGHLY COMPETITIVE NATURE OF THE NATURAL GAS TRANSMISSION BUSINESS, NORTHERN BORDER PIPELINE AND TUSCARORA MAY NOT BE ABLE TO MAINTAIN EXISTING CUSTOMERS OR ACQUIRE NEW CUSTOMERS WHEN THE CURRENT SHIPPER CONTRACTS EXPIRE

    Other pipeline systems that transport natural gas serve the same markets served by the Northern Border and Tuscarora pipeline systems. As a result, Northern Border Pipeline and Tuscarora face competition from other pipeline systems.

    As of December 31, 2001, just under 99% of the capacity of the Northern Border pipeline system was contractually committed through mid-September 2003 and the weighted average contract life, based upon annual contractual obligations, was approximately five and one half years. As of December 31, 2001, the termination dates of these contracts ranged from March 31, 2002 to December 21, 2013. Contracts for approximately 42% of the capacity will expire prior to November 2003 and Northern Border Pipeline may not be able to replace these contracts at similar economic terms and duration.

    Northern Border Pipeline may not be able to renew or replace these contracts. The renewal or replacement of the existing long-term contracts with customers of Northern Border Pipeline depends on a number of factors beyond Northern Border Pipeline's control, including:

    - the supply of natural gas in Canada and the United States;

    - competition from alternative sources of supply in the United States;

    - competition from other pipelines; and

    - the price of, and demand for, natural gas in markets served by the Northern Border pipeline system.

    The Alliance Pipeline, which was placed in service in December 2000, competes directly with Northern Border Pipeline in the transportation of natural gas from the western Canadian sedimentary basin to markets in the midwest United States. Williams has a minority interest (14.6%) in Alliance Pipeline. Since the Alliance Pipeline was placed in service there has been an increase in natural gas moving from the western Canadian sedimentary basin to Chicago. Because it transports liquid-rich natural gas, the Alliance Pipeline has no interconnections with other pipelines upstream of its extraction facilities, which are located near Chicago. This contrasts with Northern Border Pipeline, which serves various markets through interconnections with other pipelines along its route.

    Tuscarora competes in the northern Nevada natural gas transmission market with Paiute Pipeline Co., owned by Southwest Gas Co. of Las Vegas, Nevada. The Paiute pipeline interconnects with Northwest Pipeline Corp. at the Nevada-Idaho border and transports gas from British Columbia and the U.S. Rocky Mountain Basin to the northern Nevada market.

    TransCanada owns and operates a pipeline system which transports natural gas from the same natural gas reserves in western Canada that are used by Northern Border Pipeline's and Tuscarora's customers. TransCanada is not prohibited from actively competing with Northern Border Pipeline for the transport of western Canadian natural gas.

NORTHERN BORDER PIPELINE'S AND TUSCARORA'S INDEBTEDNESS MAY LIMIT THEIR ABILITY TO BORROW ADDITIONAL FUNDS, MAKE DISTRIBUTIONS TO US OR CAPITALIZE ON BUSINESS OPPORTUNITIES

    Northern Border Pipeline is prohibited from making cash distributions during an event of default under its indebtedness. Provisions in Northern Border Pipeline's indebtedness limit its ability to incur indebtedness and engage in specific transactions which could reduce its ability to capitalize on business opportunities that arise in the course of its business. Under Tuscarora's indebtedness, Tuscarora has granted a security interest in certain of its transportation contracts which are available to noteholders upon an event of default. In addition, Tuscarora is prohibited from making cash distributions during an event of default under its indebtedness. Any future refinancing of their existing indebtedness or any new indebtedness could have similar or greater restrictions.

IF WE ARE UNABLE TO MAKE ACQUISITIONS ON ECONOMICALLY AND OPERATIONALLY ACCEPTABLE TERMS, EITHER FROM THIRD PARTIES OR TRANSCANADA, OUR FUTURE FINANCIAL PERFORMANCE WILL BE LIMITED TO OUR PARTICIPATION IN NORTHERN BORDER PIPELINE AND TUSCARORA

    We may not be able to:

    - identify attractive acquisition candidates in the future;

    - acquire assets on economically acceptable terms;

    - make acquisitions that will not be dilutive to earnings and operating surplus; or

    - incur additional debt to finance an acquisition without affecting our ability to make distributions to unitholders.

    If we are unable to make acquisitions on economically and operationally acceptable terms, our future financial performance will be limited to our participation in Northern Border Pipeline and Tuscarora.

    Our acquisition strategy involves many risks, including:

    - the diversion of management's attention from other business concerns;

    - difficulties inherent in the integration of operations and systems; and

    - the potential loss of key employees of acquired businesses.

    Future acquisitions also may involve the expenditure of significant funds. Depending upon the nature, size and timing of future acquisitions, TC PipeLines may be required to secure additional financing. Additional financing may not be available to us on acceptable terms.

    In addition, we may not be able to acquire any more of TransCanada's United States pipeline assets. Substantially all of TransCanada's United States pipeline assets are subject to restrictions on sale, such as rights of first refusal. Under a right of first refusal another party, usually a partner, has a right to acquire the particular asset at the price offered. Only if the other party declines to purchase the asset at the price offered could TransCanada sell it to us.

NORTHERN BORDER PIPELINE'S AND TUSCARORA'S OPERATIONS ARE SUBJECT TO FEDERAL AND STATE LAWS AND REGULATIONS RELATING TO ENVIRONMENTAL PROTECTION AND OPERATIONAL SAFETY

    We believe that these operations comply in all material respects with applicable environmental and safety regulations. However, risks of substantial costs and liabilities are inherent in pipeline operations and we cannot give any assurance that these costs and liabilities will not be incurred. Possible future developments, including stricter environmental and safety laws, regulations and enforcement policies and claims for personal or property damages resulting from Northern Border Pipeline's or Tuscarora's operations, could result in substantial costs and liabilities to Northern Border Pipeline or Tuscarora, respectively. If Northern Border Pipeline or Tuscarora, as applicable, is not able to recover these costs, cash distributions to unitholders could be adversely affected.

    Northern Border Pipeline's and Tuscarora's operations are subject to operational hazards and unforeseen interruptions, including natural disasters, adverse weather, accidents or other events beyond its control. A casualty occurrence might result in a loss of equipment or life, as well as injury and extensive property or environmental damage.

RISKS INHERENT IN AN INVESTMENT IN TC PIPELINES

YOU WILL HAVE LIMITED VOTING RIGHTS AND WILL NOT CONTROL OUR GENERAL PARTNER

    The general partner is our manager and operator. Unlike the holders of common stock in a corporation, holders of common units will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner on an annual or other continuing basis. Our general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding units and upon the election of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. These required votes would include the votes of units owned by our general partner and its affiliates. The ownership of an aggregate of approximately 32% of the outstanding units by our general partner and its affiliates has the practical effect of making removal of our general partner difficult.

    In addition, the partnership agreement contains some provisions that may have the effect of discouraging a person or group from attempting to remove our general partner or otherwise change our management. If our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

    - the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis,

    - any existing arrearages in the payment of the minimum quarterly distributions on the common units will be extinguished, and

    - our general partner will have the right to convert its general partner interests and its incentive distribution rights into common units or to receive cash in exchange for those interests.

    These provisions may diminish the price at which the common units will trade under some circumstances.

    The partnership agreement also contains provisions limiting the ability of unitholders to call meetings of unitholders or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management. All matters, other than removal of the general partner, requiring the approval of the unitholders during the subordination period must first be proposed by our general partner. Further, if any person or group other than our general partner or its affiliates or a direct transferee of our general partner or its affiliates acquires beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights with respect to all of its units. As a result, you will have limited influence on matters affecting our operations, and third parties may find it difficult to attempt to gain control of us, or influence our activities.

OUR ASSUMPTIONS CONCERNING FUTURE OPERATIONS MAY NOT BE REALIZED

    In determining the terms of any future offering, including the number and offering price of the securities, we will rely on various assumptions concerning our future operations.

    Whether the assumptions are realized is not, in many cases, within our control and cannot be predicted with any degree of certainty. In the event that our assumptions are not realized, the actual amount of cash available for distributions could be substantially less than that currently expected and may be less in any quarter than that required to make the minimum quarterly distribution.

WE MAY ISSUE ADDITIONAL COMMON UNITS WITHOUT UNITHOLDER APPROVAL, WHICH WOULD DILUTE EXISTING UNITHOLDERS' INTEREST

    Our general partner can cause us to issue additional common units, without the approval of unitholders, in the following circumstances:

    - upon conversion of the subordinated units;

    - under employee benefit plans;

    - upon conversion of the general partner interests and incentive distribution rights into common units as a result of the withdrawal of our general partner; or

    - in connection with acquisitions or capital improvements that are accretive to our cash flow on a per-unit basis.

    In addition, during the subordination period, our general partner has the authority, without the approval of the unitholders, to cause us to issue up to an additional 8,580,000 common units or an equivalent number of securities ranking on a parity with the common units. After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Based on the circumstances of each case, the issuance of additional common units or securities ranking senior to or on a parity with the common units may dilute the value of the interests of the then-existing holders of common units in the net assets of TC PipeLines, dilute the interests of unitholders in distributions by TC PipeLines and, if issued during the subordination period, reduce the support provided by the subordination feature of the subordinated units. Our partnership agreement does not give the unitholders the right to approve the issuance by us of equity securities ranking junior to the common units at any time.

ISSUANCE OF ADDITIONAL COMMON UNITS, INCLUDING UPON CONVERSION OF SUBORDINATED UNITS WILL INCREASE THE RISK THAT WE WILL BE UNABLE TO PAY THE FULL MINIMUM QUARTERLY DISTRIBUTION ON ALL COMMON UNITS

    Our ability to pay the full minimum quarterly distribution on all the common units may be reduced by any increase in the number of outstanding common units. Additional common units would be issued as a result of:

    - the conversion of subordinated units;

    - upon the conversion of the general partner interests and the incentive distribution rights as a result of the withdrawal of the general partner; or

    - future issuances of common units.

    Any of these actions will increase the percentage of the aggregate minimum quarterly distribution payable to the common unitholders and decrease the percentage of the aggregate minimum quarterly distribution payable to the subordinated unitholders, which will in turn have the effect of:

    - reducing the amount of support provided by the subordination feature of the subordinated units; and

    - increasing the risk that we will be unable to pay the minimum quarterly distribution in full on all the common units.

COST REIMBURSEMENTS DUE TO OUR GENERAL PARTNER MAY BE SUBSTANTIAL AND COULD REDUCE OUR CASH AVAILABLE FOR DISTRIBUTION

    Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates, including officers and directors of the general partner, for all expenses incurred by our general partner and its affiliates on our behalf. The amount of these expenses will be determined by our general partner in its sole discretion. In addition, our general partner and its affiliates may provide us services for which we will be charged reasonable fees as determined by the general partner. The reimbursement of expenses and the payment of fees could adversely affect our ability to make distributions.

OUR GENERAL PARTNER HAS A LIMITED CALL RIGHT THAT MAY REQUIRE UNITHOLDERS TO SELL THEIR COMMON UNITS AT AN UNDESIRABLE TIME OR PRICE

    If our general partner and its affiliates who currently own approximately 16% of our common units (or approximately 32% upon conversion of all subordinated units) own 80% or more of the common units, the general partner will have the right, which it may assign to any of its affiliates or us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price generally equal to the then-current market price of the common units. As a consequence, you may be required to sell your common units at a time when you may not desire to sell them or at a price that is less than the price you would desire to receive upon sale. You may also incur a tax liability upon a sale of your units.

UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IN SOME CIRCUMSTANCES

    The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. If it were to be determined that

    - TC PipeLines had been conducting business in any state without compliance with the applicable limited partnership statute, or

    - the right or the exercise of the right by the unitholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement or to take other action under the partnership agreement constituted participation in the "control" of TC PipeLines' business, then you could be held liable in some circumstances for TC PipeLines' obligations to the same extent as a general partner. In addition, under some circumstances a unitholder may be liable to TC PipeLines for the amount of a distribution for a period of three years from the date of the distribution.

WITHOUT THE CONSENT OF EACH UNITHOLDER, NORTHERN BORDER PIPELINE OR TUSCARORA MIGHT BE CONVERTED INTO A CORPORATION, WHICH WOULD RESULT IN NORTHERN BORDER PIPELINE OR TUSCARORA, AS THE CASE MAY BE, BEING SUBJECT TO CORPORATE INCOME TAXES

    If it becomes unlawful to conduct the business of Northern Border Pipeline or Tuscarora and some other conditions are satisfied, the business and assets of Northern Border Pipeline or Tuscarora, as the case may be, will automatically be transferred to a corporation without the vote or consent of unitholders. Therefore, you would not receive a proxy or consent solicitation statement in connection with that transaction. However, we believe that it is unlikely that circumstances requiring an automatic transfer will occur. A transfer to corporate form would result in Northern Border Pipeline or Tuscarora being subject to corporate income taxes and would be likely to be materially adverse to its, and, therefore, our, results of operations and financial condition.

    In addition, Northern Border Pipeline may transfer its business and assets to a corporation upon the approval of partners owning at least a two-thirds interest. Since Northern Border Partners holds 70% of the voting power of Northern Border Pipeline, it could vote its interest in favor of a transfer of Northern Border Pipeline's business and assets to a corporation. General partners of Northern Border Pipeline, including those who did not consent to that transaction, would be bound by the terms of any such transaction receiving the requisite unitholder vote and, under current law, would have no statutory dissenters' appraisal rights in connection with the transaction. Our partnership agreement prohibits our representative on the Northern Border Pipeline management committee from approving a transaction of this kind by Northern Border Pipeline without the prior approval of the holders of at least 66 2/3% of the units outstanding during the subordination period or a majority of units outstanding thereafter. We have no present intention of proposing any transaction of this kind.

IF WE WERE TO BE FOUND TO BE AN "INVESTMENT COMPANY" UNDER THE INVESTMENT COMPANY ACT OF 1940, OUR CONTRACTS MAY BE VOIDABLE AND OUR OFFERS OF SECURITIES MAY BE SUBJECT TO RESCISSION

    If we were deemed to be an unregistered "investment company" under the Investment Company Act, our contracts may be voidable and our offers of securities may be subject to rescission, and we may also be subject to other materially adverse consequences.

    Our sole assets consist of a 30% general partner interest in Northern Border Pipeline and 49% general partner interest in Tuscarora. We could be deemed to be an "investment company" under the Investment Company Act if these general partner interests constituted an "investment security", as defined in the Investment Company Act. If we were deemed to be an "investment company", then we would be required to be registered as an investment company under the Investment Company Act. In that case, there would be a substantial risk that we would be in violation of the Investment Company Act because of the practical inability to register under the Investment Company Act.

IF WE WERE TO LOSE TRANSCANADA'S MANAGEMENT EXPERTISE, WE WOULD NOT HAVE SUFFICIENT STAND-ALONE RESOURCES TO OPERATE

    We do not presently have sufficient stand-alone management resources to operate without services to be provided by TransCanada. Further, we would not be able to evaluate potential acquisitions and successfully complete acquisitions without TransCanada's resources.

OUR CREDIT FACILITIES MAY LIMIT OUR ABILITY TO BORROW ADDITIONAL FUNDS OR CAPITALIZE ON BUSINESS OPPORTUNITIES

    Our credit facilities contain restrictive covenants that may prevent us from engaging in certain transactions that we deem beneficial. These agreements require us to comply with various affirmative and negative covenants including restrictions on:

    - entering into mergers, consolidations and sales of assets;

    - granting liens; and

    - material amendments to the TC PipeLines's partnership agreement.

    In addition, our third party credit facility requires us to maintain certain financial ratios and contains restrictions on:

    - incurring additional debt; and

    - distributions to partners.

    The instruments governing any future debt may contain similar restrictions.

TAX RISKS

    For a general discussion of all of the expected material federal income tax consequences of owning and disposing of common units or debt securities, please read "Tax Considerations".

THE IRS COULD TREAT US AS A CORPORATION, WHICH WOULD SUBSTANTIALLY REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS.

    The anticipated after-tax benefit of an investment in us depends largely on our classification as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us. Based upon the continued accuracy of the representations made by us and our general partner described in "Tax Considerations", our counsel believes that under current law and regulations we have been and we will be treated as a partnership for federal income tax purposes. Opinions of counsel are based on specified factual assumptions and are not binding on the IRS or any court.

    If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, currently 35%, distributions would generally be taxed again to you as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as an entity, the cash available for distribution to you would be substantially reduced. Our treatment as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to you and thus would likely result in a substantial reduction in the value of the common units.

    Current law may change so as to cause us to be taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then specified provisions of the partnership agreement relating to distributions will be subject to change. These changes would include a decrease in distributions to reflect the impact of that law on us.

WE HAVE NOT REQUESTED AN IRS RULING WITH RESPECT TO OUR TAX TREATMENT.

    We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from our counsel's conclusions expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for the common units and the price at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the unitholders and the general partner.

YOU MAY BE REQUIRED TO PAY TAXES ON INCOME FROM US EVEN IF YOU RECEIVE NO CASH DISTRIBUTIONS.

    You will be required to pay federal income taxes and, in some cases, state and local income taxes on your allocable share of our income, whether or not you receive cash distributions from us. You may not receive cash distributions equal to your allocable share of our taxable income or even the tax liability that results from that income.

TAX GAIN OR LOSS ON THE DISPOSITION OF COMMON UNITS COULD BE DIFFERENT THAN EXPECTED.

    If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions in excess of the total net taxable income you were allocated for a common unit which decreased your tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than your tax basis in that common unit, even if the price is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. If the IRS successfully contests some conventions we use, you could recognize more gain on the sale of common units than would be the case under those conventions without the benefit of decreased income in prior years.

INVESTORS OTHER THAN INDIVIDUALS THAT ARE U.S. RESIDENTS MAY HAVE ADVERSE TAX CONSEQUENCES FROM OWNING COMMON UNITS.

    Investment in common units by tax-exempt entities, regulated investment companies and foreign persons raises issues unique to these persons. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company. Distributions to foreign persons will be reduced by withholding taxes. Foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.

WE HAVE REGISTERED AS A "TAX SHELTER". THIS MAY INCREASE THE RISK OF AN IRS AUDIT OF TC PIPELINES OR A UNITHOLDER.

    We have registered as a "tax shelter" with the Secretary of the Treasury. The IRS requires that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% interest in us has a very limited right to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in your tax returns and may lead to audits of your tax returns and adjustments of items unrelated to us. You would bear the cost of any expenses incurred in connection with an examination of your personal tax return.

WE TREAT A PURCHASER OF COMMON UNITS AS HAVING THE SAME TAX BENEFITS AS THE SELLER. A SUCCESSFUL IRS CHALLENGE COULD ADVERSELY AFFECT THE VALUE OF THE COMMON UNITS.

    Because we cannot match transferors and transferees of common units, we have adopted depreciation and amortization conventions that do not conform with all aspects of specified Treasury regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to you or could affect the timing of tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns.

YOU WILL LIKELY BE SUBJECT TO STATE AND LOCAL TAXES AS A RESULT OF AN INVESTMENT IN UNITS

    In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You may be required to file state and local income tax returns and pay state and local income taxes in some or all of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all required United States federal, state and local tax returns. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

                                USE OF PROCEEDS

    Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of securities for general purposes, repayment of debt, future acquisitions, capital expenditures and working capital.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                     MAY 28(1) --     YEAR ENDED      YEAR ENDED
                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                         1999            2000            2001
                                                     -------------   -------------   -------------
Ratio of Earnings to Fixed Charges.................     N/A(2)         68.34x(3)        39.34x

---------------

(1) On May 28, 1999, we acquired a 30% interest in Northern Border Pipeline. Prior to that date, we had no operations.

(2) We did not incur interest expense in the period May 28, 1999 to December 31, 1999.

(3) On September 1, 2000 we drew on our third party revolving credit facility to fund a portion of our acquisition of a 49% general partner interest in Tuscarora and incurred interest expense for four months in the year ended December 31, 2000.

    For purposes of calculating the ratio of earnings to fixed charges:

    - "earnings" represents the aggregate of income from continuing operations before income from equity investees, fixed charges and distributions from equity investees; and

    - "fixed charges" represents interest expense.

                          DESCRIPTION OF COMMON UNITS

NUMBER OF UNITS

    We currently have 14,690,694 common units outstanding, of which 11,890,694 are held by the public and 2,800,000 are held by an affiliate of our general partner. We also have 2,809,306 subordinated units outstanding, all of which are held by the general partner, for which there is no established public trading market. The common units and the subordinated units represent an aggregate 98% limited partner interest and the general partner interest represents an aggregate 2% general partner interest in the partnership.

    Under our partnership agreement we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as may be established by the general partner in its sole discretion, except that, during the subordination period, we may not issue equity securities senior to the common units or an aggregate of more than 8,580,000 common units or other units having rights to distributions or in liquidation ranking on a parity with the common units without the prior approval of at least a majority of the outstanding common units voting as a class and at least a majority of the outstanding subordinated units voting as a class; provided that, we may issue an unlimited number of additional common units or parity securities prior to the end of the subordination period and without unitholder approval for acquisitions which increase cash flow from operations per unit on a pro forma basis.

DISTRIBUTIONS

    In general, the general partner is entitled to 2% of all cash distributions and the holders of common units and subordinated units (collectively referred to as unitholders) are entitled to the remaining 98% of all cash distributions. We will make quarterly cash distributions to our partners (including holders of subordinated units), comprising all of our Available Cash. Available Cash is defined in the partnership agreement and generally means, with respect to any quarter of the partnership, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

    - provide for the proper conduct of our business (including reserves for future capital expenditures and for anticipated credit needs);

    - comply with applicable laws or any of our debt instruments or agreements; or

    - provide funds for cash distributions to unitholders and the general partner in respect of any one or more of the next four quarters.

    Distributions of Available Cash to the holders of subordinated units are subject to the prior rights of the holders of common units to receive the minimum quarterly distribution for each quarter while the subordinated units are outstanding (subordination period), and to receive any arrearages in the cash distribution of minimum quarterly distributions on the common units for prior quarters during the subordination period. The partnership agreement defines the minimum quarterly distribution as $0.45 for each full fiscal quarter.

    The subordination period will generally not end unless specified financial tests, which are related to generating cash from operations and distributing at least $0.45 per unit on all common units and subordinated units, are satisfied for each of three consecutive four-quarter periods ending on or before June 30, 2004. If these financial tests are met, all subordinated units will be converted on a one-for-one basis into common units and will share equally with all other common units in future distributions of Available Cash. If the financial tests for conversion in our partnership agreement are met, one-third (or 936,435) of the subordinated units will convert into common units on the first day after the record date established for the cash distribution for any quarter ending on or after June 30, 2002, and an additional one-third (or 936,435) of the subordinated units will convert into common units on the first day after the record date established for the cash distribution for any quarter ending on or after June 30, 2003.

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    During the subordination period we distribute Available Cash from our operations in the following manner:

    - First, 98% to the common units, pro rata, and 2% to the general partner, until the holders of common units have received $0.45 per common unit for that quarter and any prior quarter during which they failed to receive $0.45 per common unit;

    - Second, 98% to the subordinated units, pro rata, and 2% to the general partner, until the holders of subordinated units have received $0.45 per subordinated unit for that quarter;

    - Third, 85% to all units, pro rata, and 15% to the general partner, until each unitholder has received a total of $0.5275 for that quarter;

    - Fourth, 75% to all units, pro rata, and 25% to the general partner, until each unitholder has received a total of $0.69 for that quarter; and

    - Thereafter, 50% to all units, pro rata, and 50% to the general partner.

    After the subordination period we distribute Available Cash from our operations in the following manner:

    - First, 98% to all units, pro rata, and 2% to the general partner, until the holders of all units have received $0.45 per common unit for that quarter;

    - Second, 85% to all units, pro rata, and 15% to the general partner, until each unitholder has received a total of $0.5275 for that quarter;

    - Third, 75% to all units, pro rata, and 25% to the general partner, until each unitholder has received a total of $0.69 for that quarter; and

    - Thereafter, 50% to all units, pro rata, and 50% to the general partner.

    On September 5, 2000, we announced an increase in the quarterly cash distribution from $0.45 per unit to $0.475 per unit for the 2000 third quarter cash distribution, which was paid on November 14, 2000. As a result, the first tier of incentive distributions has been achieved.

    In 2000, we made cash distributions to the limited partners and the general partner that amounted to $32.7 million. These payments represented the $0.45 per unit minimum quarterly cash distribution for each of the quarters ended
December 31, 1999, March 31, 2000 and June 30, 2000 and $0.475 per unit for the quarter ended September 30, 2000.

    On July 19, 2001, we announced a second increase in the quarterly cash distribution from $0.475 per unit to $0.50 per unit for the 2001 second quarter cash distribution, which was paid on August 14, 2001.

    In 2001, we paid cash distributions of $35.2 million to the limited partners and the general partner. These payments represented a cash distribution of $0.475 per unit for each of the quarters ended December 31, 2000 and March 31, 2001 and $0.50 per unit for each of the quarters ended June 30, 2001 and September 30, 2001.

    On January 18, 2002, we declared a cash distribution of $0.50 per unit for the 2001 fourth quarter cash distribution, which was paid on February 14, 2002 to unitholders of record as of January 31, 2002.

    On April 18, 2002, we declared a cash distribution of $0.50 per unit for the 2002 first quarter cash distribution. This cash distribution is payable on May 15, 2002 to unitholders of record as of April 30, 2002.

VOTING

    Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders; provided that, if at any time any person or group owns beneficially 20% or more

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of all common units, such common units so owned may not be voted on any matter and may not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement.

    Holders of subordinated units will sometimes vote as a single class together with the common units and sometimes vote as a class separate from the holders of common units and, as in the case of holders of common units, will have very limited voting rights. During the subordination period, common units and subordinated units each vote separately as a class on the following matters:

    - a sale or exchange of all or substantially all of our assets,

    - the election of a successor general partner in connection with the removal of the general partner,

    - dissolution or reconstitution of TC PipeLines,

    - a merger of TC PipeLines,

    - issuance of limited partner interests in some circumstances, and

    - specified amendments to the partnership agreement, including any amendment that would cause TC PipeLines to be treated as an association taxable as a corporation.

    The subordinated units are not entitled to vote on approval of the withdrawal of the general partner or the transfer by the general partner of its general partner interest or incentive distribution rights under some circumstances. Removal of the general partner requires:

    - a two-thirds vote of all outstanding units voting as a single class, and

    - the election of a successor general partner by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

LISTING

    Our outstanding common units are listed on the Nasdaq Stock Market under the symbol "TCLP". Any additional common units we issue will also be listed on Nasdaq.

TRANSFER AGENT AND REGISTRAR

    Our transfer agent and registrar for the common units is Mellon Investor Services, LLC.

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                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth the general terms and provisions that could apply to the debt securities. Each prospectus supplement will state the particular terms that actually will apply to the debt securities included in the supplement.

    The debt securities will be either our senior debt securities or our subordinated securities. We do not have any debt securities outstanding at this time.

    In addition to the following summary, you should refer to the applicable provisions of the senior indenture and the subordinated indenture for more detailed information. We have filed forms of each of the senior indenture and the subordinated indenture as exhibits to the registration statement of which this prospectus is a part. The final indentures and the applicable supplemental indentures will be filed as exhibits to a Current Report on Form 8-K in connection with a particular offering.

    Neither indenture limits the aggregate principal amount of debt securities that we may issue under that indenture. The debt securities may be issued in one or more series as we may authorize at various times. All debt securities will be unsecured. The senior securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated securities will be subordinated to senior indebtedness as described under "Provisions Only in the Subordinated Indenture -- Subordinated Debt Securities Subordinated to Senior Debt" below.

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN THE PROSPECTUS SUPPLEMENT

    A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to such debt securities. These terms will include some or all of the following:

    - the form and title of the debt securities;

    - the total principal amount of the debt securities;

    - the currency or currencies in which principal and interest will be paid;

    - the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

    - any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

    - the dates on which the principal of the debt securities will be payable;

    - the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

    - any conversion or exchange provisions;

    - any optional redemption provisions;

    - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

    - any Events of Default or covenants; and

    - any other terms of the debt securities.

PROVISIONS ONLY IN THE SENIOR INDENTURE

    The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt (including the subordinated debt securities). The senior indenture may contain restrictive covenants, including provisions that:

    - limit our ability to put liens on any of our property or assets; and

    - limit our ability to sell and lease back our principal assets.

    The subordinated indenture may not contain any similar provisions. We have described below these provisions and some of the defined terms used in them.

LIMITATION ON LIENS

    The Senior Indenture may provide that we will not, nor will we permit any Subsidiary to, create, assume, incur or suffer to exist any lien upon any property or assets, whether owned or leased on the date of the Senior Indenture or thereafter acquired, to secure any debt of TC PipeLines or any other person (other than the senior debt securities issued thereunder), without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

    This restriction does not apply to:

     1. Permitted Liens (as defined below);

     2. any lien upon any property or assets of TC PipeLines or any Subsidiary in existence on the date the senior debt securities of such series are first issued or created pursuant to an "after-acquired property" clause or similar term or provided for pursuant to agreements existing on such date;

     3. any lien upon any property or assets created at the time of acquisition of such property or assets by TC PipeLines or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

     4. any lien upon any property or assets existing thereon at the time of the acquisition thereof by TC PipeLines or any Subsidiary; PROVIDED, HOWEVER, that such lien only encumbers the property or assets so acquired;

     5. any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a Subsidiary;

     6. any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

     7. liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which TC PipeLines or the applicable Subsidiary has not exhausted its appellate rights;

     8. any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses (1) through (7) above; or

     9. any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, referred to in clauses (1) through (8) above, or of any debt secured thereby; provided, however, that the principal amount of debt secured thereby shall not exceed the greater of the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided, further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property); or

    10. any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of TC PipeLines or any Subsidiary.

    Notwithstanding the foregoing, under the Senior Indenture, we may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien upon any property or assets to secure debt of TC PipeLines or any person (other than the senior debt securities) that is not excepted by clauses (1) through (10), inclusive, above without securing the senior debt securities issued under the Senior Indenture, PROVIDED that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

    "PERMITTED LIENS" means:

     1. Liens upon rights-of-way for pipeline purposes;

     2. any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

     3. the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

     4. liens of taxes and assessments which are (A) for the then current year,
        (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested in good faith at the time by TC PipeLines or any Subsidiary;

     5. liens of, or to secure performance of, leases;

     6. any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

     7. any lien upon property or assets acquired or sold by TC PipeLines or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

     8. any lien incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

     9. any lien in favor of TC PipeLines or any Subsidiary;

    10. any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by TC PipeLines or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

    11. any lien securing industrial development, pollution control or similar revenue bonds; any lien securing debt of TC PipeLines or any Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence", taking into consideration, among other things, required notices to be given to holders of outstanding securities under the Indenture (including the debt securities) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under the Indenture (including the debt securities), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by TC PipeLines or any Subsidiary in connection therewith; liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

    12. any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

    "CONSOLIDATED NET TANGIBLE ASSETS" means, at any date of determination, the total amount of assets after deducting therefrom:

    - all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and

    - the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the consolidated balance sheet of TC PipeLines and its consolidated subsidiaries for TC PipeLines' most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

RESTRICTIONS ON SALE-LEASEBACKS

    The Senior Indenture may provide that we will not, and will not permit any Subsidiary to, engage in the sale or transfer by TC PipeLines or any Subsidiary of any property or assets to a person (other than TC PipeLines or a Subsidiary) and the taking back by TC PipeLines or any Subsidiary, as the case may be, of a lease of such property or assets (a "SALE-LEASEBACK TRANSACTION"), unless:

    1. such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the property or assets subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such property or assets, whichever is later;

    2. the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

    3. TC PipeLines or such Subsidiary would be entitled to incur debt secured by a lien on the property or assets subject thereto in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the Securities; or

    4. TC PipeLines or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to
       (A) the prepayment, repayment, redemption, reduction or retirement of Pari Passu Debt of the Partnership, or (B) the expenditure or expenditures for property or assets used or to be used in the ordinary course of business of the Partnership or its Subsidiaries.

    "PARI PASSU DEBT" means any debt of TC PipeLines, whether outstanding on the date any securities are issued under the Indenture or thereafter created, incurred or assumed, unless in the case of any particular debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such debt shall be subordinated in right of payment to the securities.

    Notwithstanding the foregoing, TC PipeLines may, and may permit any of its Subsidiaries to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4) above; PROVIDED that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt (other than the senior debt securities) secured by liens upon any property or assets of TC PipeLines or its Subsidiaries not excepted by clauses (1) through (10) of the second paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets.

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PROVISIONS ONLY IN THE SUBORDINATED INDENTURE

SUBORDINATED DEBT SECURITIES SUBORDINATED TO SENIOR DEBT

    The subordinated debt securities will rank junior in right of payment to all of our Senior Debt. "SENIOR DEBT" is defined to include all notes or other evidences of indebtedness, including our guarantees for money we borrowed, not expressed to be subordinate or junior in right of payment to any other of our indebtedness.

PAYMENT BLOCKAGES

    The subordinated indenture may provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event that we fail to pay when due any amounts on any Senior Debt and in other instances specified in the indenture.

NO LIMITATION ON AMOUNT OF SENIOR DEBT

    The subordinated indenture will not limit the amount of Senior Debt that we may incur.

CONSOLIDATION, MERGER OR ASSET SALE

    We may not consolidate with or merge into any other entity or sell, lease or transfer our properties and assets as, or substantially as, an entirety to, any entity, unless:

    1.  (a) in the case of a merger, TC PipeLines is the surviving entity, or
       (b) the entity formed by such consolidation or into which TC PipeLines is merged or the entity which acquires by sale or transfer, or which leases, the properties and assets of TC PipeLines as, or substantially as, an entirety expressly assumes the due and punctual payment of the principal of and any premium and interest on all the debt securities under the Indentures and the performance or observance of every covenant of the Indentures on the part of the TC PipeLines to be performed or observed and shall have expressly provided for conversion rights in respect of any series of outstanding securities with conversion rights;

    2. the surviving entity or successor entity is an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

    3. immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

    4. TC PipeLines has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, sale, transfer or lease and such supplemental indenture required, if any, comply with the Indentures and that all conditions precedent herein provided for relating to such transaction have been complied with.

MODIFICATION OF INDENTURES

    We may modify or amend each Indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the Indenture affected by the modification or amendment consent to it. Without the consent of each outstanding debt security affected, however, no modification may:

    - change the stated maturity of the principal of or any installment of principal of or interest on any debt security;

    - reduce the principal amount of, the interest rate on or the premium payable upon redemption of any debt security;

    - reduce the principal amount of an original discount debt security payable upon acceleration of maturity;

    - change the place of payment where any debt security or any premium or interest on any debt security is payable;

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    - change the coin or currency in which any debt security or any premium or interest on any debt security is payable;

    - impair the right to institute suit for the enforcement of any payment on any debt security;

    - reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify the Indenture, to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

    - modify any of the above provisions.

    We may modify or amend the Indenture without the consent of any holders of the debt securities in certain circumstances, including:

    - to secure the senior debt securities as described above under "Provisions Only in the Senior Indenture-Limitations on Liens";

    - to provide for the assumption of our obligations under the Indenture and the debt securities by a successor upon any merger, consolidation or asset transfer;

    - to add covenants and events of default or to surrender any rights we have under the Indenture;

    - to make any change that does not adversely affect any outstanding debt securities of a series in any material respect;

    - to supplement the Indenture in order to establish a new series under the Indenture;

    - to cure any ambiguity, omission, defect or inconsistency;

    - to provide for successor trustees;

    - to qualify the Indenture under the Trust Indenture Act;

    - to provide for uncertificated securities in addition to certificated securities;

    - to supplement any provision of the Indenture necessary to permit or facilitate the defeasance and discharge of any series of Securities so long as that action does not adversely affect the interests of the holders of any outstanding securities; and

    - to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the securities may be listed or traded.

    The holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults under the Indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

EVENTS OF DEFAULT AND REMEDIES

    "EVENT OF DEFAULT" when used in an Indenture, may mean any of the following:

    - failure to pay the principal of or any premium on any debt security when due;

    - failure to pay interest on any debt security for 60 days;

    - failure to perform any other covenant or warranty in the Indenture that continues for 90 days after being given written notice;

    - certain events of bankruptcy, insolvency or reorganization of TC PipeLines; or

    - any other Event of Default included in any Indenture or supplemental indenture.

    The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

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    An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

    If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

    Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities.

REGISTRATION OF NOTES

    We may issue debt securities of a series in registered, bearer, coupon or global form.

MINIMUM DENOMINATIONS

    Unless the prospectus supplement for each issuance of debt securities states otherwise the securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

NO PERSONAL LIABILITY OF GENERAL PARTNER

    Unless otherwise stated in a prospectus supplement and supplemental indenture relating to a series of debt securities being offered, the General Partner and its directors, officers, employees and shareholders will not have any liability for our obligations under the Indentures or the debt securities. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

PAYMENT AND TRANSFER

    Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the Indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

    Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

    We will appoint the trustee under each Indenture as security registrar for the debt securities issued under that Indenture. We are required to maintain an office or agency for transfers and exchanges in each

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place of payment. We may at any time designate additional transfer agents for any series of debt securities. In the case of any redemption in part, we will not be required:

    - to issue, register the transfer of or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption; or

    - to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

DISCHARGING OUR OBLIGATIONS

    We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. We may discharge our obligations under the Indentures or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders of debt securities having to recognize taxable income or loss or subject then to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

BOOK ENTRY, DELIVERY AND FORM

    The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

    Unless otherwise stated in any prospectus supplement, The Depository Trust Company, (DTC) will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with DTC. This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred; except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

    Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

    DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

    DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

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    DTC is owned by a number of its Direct Participants and by the New York
Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

    We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

    It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name". However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

    Debt Securities represented by a global note will be exchangeable for certificated notes with the same terms in authorized denominations only if:

    - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

    - we determine not to require all of the debt securities of a series to be represented by a global note and notify the Trustee of our decision.

THE TRUSTEE

RESIGNATION OR REMOVAL OF TRUSTEE

    Under provisions of the Indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the Subordinated Indenture or the Senior Indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the Senior Indenture or the Subordinated Indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture. We may appoint a separate trustee for any series of debt securities. We use the term "Trustee" to refer to the trustee appointed with respect to any such series of debt securities. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series.

LIMITATIONS ON TRUSTEE IF IT IS A CREDITOR OF TC PIPELINES

    Each Indenture may contain certain limitations on the right of the Trustee thereunder, in the event that it becomes a creditor of TC PipeLines, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

ANNUAL TRUSTEE REPORT TO HOLDERS OF DEBT SECURITIES

    The Trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the Trustee's eligibility to serve as such, the priority of the Trustee's claims regarding certain advances made by it, and any action taken by the Trustee materially affecting the debt securities.

CERTIFICATES AND OPINIONS TO BE FURNISHED TO TRUSTEE

    Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

                                       27
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                               TAX CONSIDERATIONS

    This section is a summary of material tax considerations that may be relevant to an investment in our securities and, unless otherwise noted in the following discussion, expresses the opinion of Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P., our tax counsel, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" are references to TC PipeLines, LP and our subsidiary operating companies.

    No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, partnerships, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, real estate investment trusts or mutual funds. Accordingly, we recommend that you consult, and depend on your own tax advisor in analyzing the federal, state, local and foreign tax consequences to you of an investment in our securities.

    All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations we make.

    No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

    For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

    (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales");

    (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read
       "-- Disposition of Common Units -- Allocations Between Transferors and Transferees"); and

    (3) whether our method for depreciating Section 743 adjustments is sustainable (please read "-- Tax Consequences of Unit
       Ownership -- Section 754 Election").

PARTNERSHIP STATUS

    A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in his partnership interest.

    No ruling has been or will be sought from the IRS with respect to our classification as a partnership for federal income tax purposes, whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code or any other matter affecting us or prospective unitholders. Instead we have relied on the opinion of counsel that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and representations described below, each of TC PipeLines and the intermediate partnerships will each be classified as a partnership for federal income tax purposes.

    In rendering its opinion that we have been and will continue to be treated as partnerships for federal income tax purposes, Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P. has relied on the following factual representations made by us and the general partner.

    - Neither TC PipeLines nor the intermediate partnerships have elected or will elect to be treated as an association or corporation;

    - TC PipeLines and the intermediate partnerships have been and will be operated in accordance with applicable state partnership statutes, the partnership agreements, and in the manner described in this prospectus;

    - For each taxable year, more than 90% of our gross income has been and will be derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas, its products and naturally occurring carbon dioxide, or other items of income as to which counsel has or will opine are "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

    - Neither we, the general partner, nor any intermediate partnership has approved or will approve any modification to the Northern Border Pipeline partnership agreement, which modification would permit Northern Border Pipeline to engage in any activity other than the transportation (within the meaning of Section 7704(d) of the Internal Revenue Code) of natural gas without first receiving an opinion of counsel to the effect that the modification will not cause Northern Border Pipeline to have income that is not qualifying income.

    Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception", exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income". Qualifying income includes income and gains derived from the transportation and marketing of natural gas. Other types of qualifying income include interest from other than a financial business, dividends, gains from the sale of real property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 1% of our current income is not qualifying income; however this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our gross income constitutes qualifying income.

    If we fail to meet the qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and TC PipeLines, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

    If any of TC PipeLines or the intermediate partnerships were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and its net income would be taxed to TC PipeLines or the intermediate partnerships at corporate rates. In addition, any distributions we made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in the common units is reduced to zero. Accordingly, treatment of either TC PipeLines or the intermediate partnerships as an

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
association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

    The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

    Unitholders who have become limited partners of TC PipeLines will be treated as partners of TC PipeLines for federal income tax purposes. Assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will also be treated as partners of TC PipeLines for federal income tax purposes. Because there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

    A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such common units for federal income tax purposes. Please read "-- TAX CONSEQUENCES OF UNIT OWNERSHIP -- TREATMENT OF SHORT SALES".

    Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners of TC PipeLines for federal income tax purposes.

TAX CONSEQUENCES OF UNIT OWNERSHIP

    FLOW-THROUGH OF TAXABLE INCOME. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by that unitholder. Consequently, a unitholder may be allocated a share of our income even if he has not received a cash distribution. Each unitholder must include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within his taxable year.

    TREATMENT OF DISTRIBUTIONS. Our distributions to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "-- Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities", will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years that are equal to the amount of that shortfall.

    A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if that distribution reduces the unitholder's share of our "unrealized receivables", including depreciation recapture, and/or substantially appreciated "inventory items", both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets".

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
To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged such assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under Section 751(b) of the Internal Revenue Code. That income will equal the excess of the non-pro rata portion of the distribution over the unitholder's tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

    BASIS OF COMMON UNITS. A unitholder will have an initial tax basis for his common units equal to the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by his share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities.

    LIMITATIONS ON DEDUCTIBILITY OF OUR LOSSES. The deduction by a unitholder of his share of our losses will be limited to his tax basis in his common units and, in the case of an individual unitholder or a corporate unitholder who is subject to the "at risk" rules, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than the unitholder's tax basis. A unitholder must recapture losses deducted in previous years to the extent that our distributions cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

    In general, a unitholder will be at risk to the extent of his tax basis in his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold his common units if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

    The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities, generally, activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset future income we generate and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income. Passive losses which are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

    A unitholder's share of our net income may be offset by any suspended passive losses we generate, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

    LIMITATIONS ON INTEREST DEDUCTIONS. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income". The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly traded partnership as investment income for this purpose. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

    - interest on indebtedness properly allocable to property held for investment;

    - our interest expense attributed to portfolio income; and

    - the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

    The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

    ALLOCATION OF INCOME, GAIN, LOSS AND DEDUCTION. In general, if we have a net profit, our items of income, gain, loss and deduction are allocated among the general partner and the unitholders in accordance with their respective percentage interests in us. At any time that distributions are made to the common units and not to the subordinated units, or that incentive distributions are made to the general partner, gross income is allocated to the recipients to the extent of these distributions. If we have a net loss for any of the years through 2002, that loss will be allocated to the general partner. If we have a net loss for any year after 2002, our items of income, gain, loss and deduction are generally allocated first, to the general partner and the unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts, as maintained under the partnership agreement, and, second, to the general partner.

    Specified items of our income, deduction, gain and loss are allocated to account for the difference between the tax basis and fair market value of property contributed or deemed contributed to us by the general partner, and to account for the difference between the fair market value of our assets and their carrying value on our books at the time of any offering made pursuant to this prospectus referred to in this discussion as "contributed property". The effect of these allocations to a unitholder purchasing common units pursuant to this prospectus will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase. In addition, certain items of recapture income are allocated to the extent possible to the partner allocated the deduction or curative allocation giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts to unitholders, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

    An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of contributed property, and "tax" capital account, credited with the tax basis of contributed property, will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including the partners' relative contributions to us, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

    Counsel is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- SECTION 754 ELECTION" and
"-- Disposition of Common Units -- ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES", allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

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    ENTITY-LEVEL COLLECTIONS.  If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust subsequent distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

    TREATMENT OF SHORT SALES. A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of ownership of those common units. If so, he would no longer be a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

    - any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder;

    - any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

    - all of these distributions would appear to be treated as ordinary income.

    Counsel has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read
"-- Disposition of Common Units -- RECOGNITION OF GAIN OR LOSS".

    TAX RATES. In general, the highest effective United States federal income tax rate for individuals for 2002 is 38.6% and the maximum United States federal income rate for net capital gains of an individual is 20% if the asset was held for more than 12 months at the time of disposition.

    ALTERNATIVE MINIMUM TAX. Each unitholder will be required to take into account his distributive share of any of our items of income, gain, deduction or loss for purposes of the alternative minimum tax. In general, the minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

    SECTION 754 ELECTION. We have made the election permitted by Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

    Treasury Regulations under Section 743 of the Internal Revenue Code require a partnership that adopts the remedial allocation method (which we have done) to depreciate a portion of the Section 743(b) adjustment attributable to recovery property over the remaining cost recovery period for the Section 704(c) built-in gain. Treasury Regulations under Section 197 similarly require a portion of the
Section 743(b) adjustment attributable to amortizable Section 197 intangibles to be amortized over the remaining amortization period for the Section 704(c) built-in gain in such intangibles. Under Treasury Regulation

                                       33
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Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 of the Internal Revenue Code is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, we have adopted a convention to preserve the uniformity of common units even if that convention is not consistent with specified Treasury Regulations. Please read "-- Uniformity of Common Units".

    Although counsel is unable to opine as to the validity of this method, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under
Section 743 but is arguably inconsistent with Treasury Regulation
Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized
Section 704(c) built-in gain, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or
Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. Please read "-- Uniformity of Common Units".

    The allocation of the Section 743(b) adjustment must be made in accordance with the Internal Revenue Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment to goodwill not so allocated by us. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets.

    A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the common units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than such common units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or adversely by the election.

    The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

TAX TREATMENT OF OPERATIONS

    ACCOUNTING METHOD AND TAXABLE YEAR. We currently use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read
"-- Disposition of Common Units -- ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES".

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    TAX BASIS, DEPRECIATION AND AMORTIZATION.  The adjusted tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately adjusted gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to any offering will be borne by the general partner and other unitholders as of that time. Please read "-- Tax Treatment of Unitholders -- ALLOCATION OF INCOME, GAIN, LOSS AND DEDUCTION".

    To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We will not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

    If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own may be required to recapture those deductions as ordinary income upon a sale of his interest in us. Please read "-- Tax Consequences of Unit Ownership -- ALLOCATION OF INCOME, GAIN, LOSS AND DEDUCTION" and "-- Disposition of Common Units -- RECOGNITION OF GAIN OR LOSS".

    Costs incurred in our organization are being amortized over a period of 60 months. The costs incurred in promoting the issuance of common units
(i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. The underwriting discounts and commissions we incur are treated as syndication costs.

    VALUATION AND TAX BASIS OF OUR PROPERTIES. The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates as to the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

DISPOSITION OF COMMON UNITS

    RECOGNITION OF GAIN OR LOSS. A unitholder will recognize gain or loss on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

    Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

    Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Capital gain recognized on the sale of common units held for more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which could be substantial, however, will be separately computed and taxed as ordinary income or loss under
Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation

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
recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the common unit and may be recognized even if there is a net taxable loss realized on the sale of the common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

    The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. On the other hand, a selling unitholder who can identify common units transferred with an ascertainable holding period may elect to use the actual holding period of the units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units.

    Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value, if the taxpayer or a related person enters into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest or substantially identical property.

    Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to a partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially similar property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

    ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES. In general, our taxable income and losses are determined annually, are prorated on a monthly basis and are subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the NASDAQ national market on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

    The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of common units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

    A unitholder who owns common units at any time during a quarter and who disposes of these common units prior to the record date set for a cash distribution with respect to that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

    NOTIFICATION REQUIREMENTS. A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferee of a common unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the common unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

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    CONSTRUCTIVE TERMINATION.  We will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of TC PipeLines will cause a termination of the intermediate partnerships. Our termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before to the termination.

UNIFORMITY OF COMMON UNITS

    Because we cannot match transferors and transferees of common units, uniformity of the economic and tax characteristics of the common units to a purchaser of these common units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation
Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read "-- Tax Consequences of Unit
Ownership -- SECTION 754 ELECTION".

    Consistent with the regulations under Section 743, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743, but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property.

    If this kind of aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This convention will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. Please read "-- Disposition of Common Units -- RECOGNITION OF GAIN OR LOSS".

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

    Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to that unitholder.

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    A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

    Non-resident aliens and foreign corporations, trusts or estates which hold common units will be considered to be engaged in business in the United States on account of ownership of common units. As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, we will withhold taxes on actual cash distributions made quarterly to foreign unitholders at the highest marginal tax rate applicable to individuals at the time of the distribution. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

    Because a foreign corporation which owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity", which are effectively connected with the conduct of a United States trade or business. An income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident" may reduce or eliminate this tax. In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

    Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized on the disposition of that common unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed upon the disposition of a common unit if that foreign unitholder has held no more than 5% in value of the common units during the five-year period ending on the date of the disposition and if the common units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

    INFORMATION RETURNS AND AUDIT PROCEDURES. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder's share of income, gain, loss and deduction. Any of these conventions may not yield a result which conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. The IRS may successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

    The IRS may audit our federal income tax information returns. Adjustments resulting from an audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

    Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the

"tax matters partner" for these purposes. Our partnership agreement appoints the general partner as our tax matters partner.

    The tax matters partner will make some elections on our behalf and on behalf of the unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in our profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

    A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

    NOMINEE REPORTING. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

    (1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

    (2) whether the beneficial owner is

        (i) a person that is not a United States person,

        (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

       (iii) a tax-exempt entity;

    (3) the amount and description of common units held, acquired or transferred for the beneficial owner; and

    (4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

    Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

    REGISTRATION AS A TAX SHELTER. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. Although we may not be subject to the registration requirement on the basis that we do not constitute a tax shelter, we have registered as a tax shelter with the Secretary of the Treasury in light of the substantial penalties which might be imposed if registration is required and not undertaken.

    OUR TAX SHELTER REGISTRATION NUMBER IS 99140000010. ISSUANCE OF THIS REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

    A unitholder who sells or otherwise transfers a common unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a common unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by us is claimed or our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

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
    ACCURACY-RELATED PENALTIES. An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

    A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

    (i) for which there is, or was, "substantial authority"; or

    (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

    More stringent rules apply to "tax shelters", a term that in this context does not appear to include us. If any item of our income, gain, loss or deduction included in the distributive shares of unitholders might result in an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

    A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

    In addition to federal income taxes, a unitholder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states and may be subject to penalties for failure to comply with those requirements. We own assets or conduct business in California, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, Nevada, North Dakota, Oregon, South Dakota and Texas. Of these states, only Nevada, South Dakota and Texas do not currently impose a personal income tax. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "-- Tax Consequences of Unit Ownership -- ENTITY-LEVEL COLLECTIONS". Based on current law and our estimate of future operations, our general partner anticipates that any amounts required to be withheld will not be material.

    IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO INVESTIGATE THE LEGAL AND TAX CONSEQUENCES, UNDER THE LAWS OF PERTINENT STATES AND LOCALITIES OF HIS INVESTMENT IN US. ACCORDINGLY, EACH PROSPECTIVE UNITHOLDER SHOULD CONSULT, AND MUST DEPEND UPON, HIS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THOSE MATTERS. FURTHER, IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO FILE ALL STATE AND LOCAL, AS WELL AS U.S. FEDERAL, TAX RETURNS THAT MAY BE REQUIRED OF HIM. COUNSEL HAS NOT RENDERED AN OPINION ON THE STATE OR LOCAL TAX CONSEQUENCES OF AN INVESTMENT IN US.

TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

    A description of the material federal income tax consequences of the ownership and disposition of debt securities will be included in the prospectus supplement relating to the offering of debt securities.

                   INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

    An investment in us by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, and restrictions imposed by
Section 4975 of the Internal Revenue Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to:

    - whether such investment is prudent under Section 404(a)(1)(B) of ERISA,

    - whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA,

    - the fact that such investment could result in recognition of unrelated business taxable income by such plan even if there is no net income and, if so, the potential after tax return,

    - the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor and

    - whether, as a result of the investment, the plan will be required to file an exempt organization business income tax return with the IRS.

    The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

    In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets. If so, the general partner also would be a fiduciary of such plan, and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

    Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit an employee benefit plan from engaging in transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. These provisions also apply to Individual Retirement Accounts which are not considered part of an employee benefit plan. The Department of Labor issued final regulations on November 13, 1986, that provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets". Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

    (1) the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws,

    (2) the entity is an "operating company", i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or

    (3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA), whether or not they are subject to the provisions of Title I of ERISA, plans described in Section 4975(e)(1) of the Internal Revenue Code, and any entities whose underlying assets include plan assets by reason of a plan's investments in the entity.

    Our assets would not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in
(1) above. Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed, on persons who engage in prohibited transactions or other violations.

                              PLAN OF DISTRIBUTION

    We may sell the securities being offered hereby:

    - directly to purchasers,

    - through agents,

    - through underwriters or dealers or

    - pursuant to delayed delivery contracts or forward contracts.

    We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

    If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. The names of these underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

    If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

    Common units and debt securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

    If indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers to purchase common units to solicit offers to purchase common units or debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts or forward contracts providing for payment or delivery on a specified date in the future at prices determined as described in the prospectus supplement. These contracts will be subject only to those conditions set forth in the prospectus supplement. The prospectus supplement will set forth the commission payable for solicitation of such contracts.

    The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

                                     LEGAL

    Certain legal and tax matters in connection with the securities will be passed upon by Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P. Houston, Texas, as our counsel. Any underwriter will be advised about other issues relating to the offering by their own legal counsel.

                                    EXPERTS

    The consolidated financial statements of TC PipeLines, LP and subsidiaries at and for the years ended December 31, 2001 and 2000 and for the period May 28 to December 31, 1999, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent chartered accountants, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements and schedule of Northern Border Pipeline Company included in our Annual Report on Form 10-K, at and for the year ended
December 31, 2001, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by KPMG LLP, independent certified public accountants, and the financial statements and schedule of Northern Border Pipeline Company included in our Annual Report on Form 10-K at December 31, 2000, and for each of the two years in the period ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firms as experts in accounting and auditing.

The information in this prospectus is not complete, and we may change it. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED APRIL 23, 2002

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED         , 2002

                                TC PIPELINES, LP

                             1,189,000 COMMON UNITS

                                ---------------

    This prospectus supplement and the accompanying prospectus relate to the issuance and sale of up to 1,189,000 common units representing limited partner interests from time to time through Brinson Patrick Securities Corporation, as our sales manager. These sales, if any, will be made pursuant to the terms of a sales agreement between us and the sales manager, a form of which will be filed as an exhibit to a Current Report on Form 8-K.

    Our common units are listed on the Nasdaq Stock Market and are quoted for trading under the symbol "TCLP". Sales of common units under this prospectus supplement, if any, will be made by means of ordinary brokers' transactions, or to or through market makers, through the facilities of Nasdaq at prices prevailing at the time of sale. These sales will be made by the sales manager on a best efforts basis. The sales manager is not required to sell any specific number or dollar amount of common units. The market price of common units on Nasdaq based on the closing price on April 22, 2002 was $25.97 per common unit.

    The compensation of the sales manager for sales of common units shall be at a fixed commission rate of 3% of the sales proceeds from the sale of common units. The net proceeds from any sales under this prospectus supplement will be used as described under "Use of Proceeds" in the accompanying prospectus.

    In connection with the sale of common units on our behalf, the sales manager may be deemed to be an "underwriter" within the meaning of the Securities Act, and the compensation of the sales manager may be deemed to be underwriting commissions or discounts. We have agreed to indemnify the sales manager against certain civil liabilities, including liabilities under the Securities Act.

    SEE "RISK FACTORS" ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS TO READ ABOUT IMPORTANT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is         , 2002

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses which will be paid by the registrant are as follows:
All amounts other than the Securities and Exchange Commission registration fee are estimated.

Securities and Exchange Commission registration fee.........  $ 18,400
Legal fees and expenses.....................................   120,000
Accounting fees and expenses................................    40,000
Printing expenses...........................................    40,000
Transfer Agent and Registrar fees and expenses..............    15,000
Miscellaneous...............................................     5,000
                                                              --------
  Total.....................................................  $238,400

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

    Section 7.7(a) of the Amended and Restated Agreement of Limited Partnership ("Partnership Agreement") of TC PipeLines, LP provides that to the fullest extent permitted by law, all Indemnitees (as defined below) shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The Partnership Agreement defines an Indemnitee as: (i) the General Partner, (ii) any Departing Partner, (iii) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (iv) any Person who is or was a member, partner, officer, director, employee, agent or trustee of the Partnership, any intermediate partnership and any majority owned subsidiary of such entity (each, a "Group Member"), the General Partner or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner, and (v) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

    Section 7.7(b) of the Partnership Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by Section 7.7(a).

    Section 7.7(g) of the Partnership Agreement states that an Indemnitee shall not be denied indemnification in whole or in part under Section 7.7 because the Indemnitee has an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the Partnership Agreement.

    Section 7.8(a) of the Partnership Agreement provides that notwithstanding anything to the contrary set forth in the Partnership Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the limited partners of the Partnership, the assignees or any other Persons who have acquired securities of the Partnership, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

    Section 7.8(b) of the Partnership Agreement states that the General Partner, subject to its obligations and duties as General Partner set forth in
Section 7.1(a) of the Partnership Agreement, may exercise any of the powers granted to it by the Partnership Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

    Additionally, Section 7.8(c) provides that to the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any partner for its good faith reliance on the provisions of the Partnership Agreement. The provisions of the Partnership Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the partners to replace such other duties and liabilities of such Indemnitee.

    Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of the General Partner.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

      *1.1  Form of Underwriting Agreement related to Common Units
      *1.2  Form of Underwriting Agreement related to Senior Debt
      *1.3  Form of Underwriting Agreement related to Subordinated Debt
      *1.4  Form of Sales Agreement
     **4.1  Form of certificate representing the Common Units of TC
             PipeLines, LP (filed as Exhibit A to Appendix A to TC
             PipeLines' registration statement on Form S-1 (Registration
             No. 333-69947) and incorporated by reference herein)
       4.2  Form of Senior Indenture
       4.3  Form of Subordinated Indenture
       5.1  Opinion of Andrews & Kurth Mayor, Day, Caldwell &
             Keeton L.L.P. as to the legality of the securities registered hereby
       8.1  Opinion of Andrews & Kurth Mayor, Day, Caldwell &
             Keeton L.L.P. as to tax matters
      12.1  Computation of ratio of earnings to fixed charges
      23.1  Consent of KPMG LLP
      23.2  Consent of KPMG LLP
      23.3  Consent of Arthur Andersen LLP
      23.4  Consent of Andrews & Kurth Mayor, Day, Caldwell &
             Keeton L.L.P. (included in Exhibits 5.1 and 8.1)
      24.1  Power of Attorney (included on signature page)
      99.1 Form T-1 Statement of Eligibility and Qualification related to the Senior Indenture and the Subordinated Indenture

---------------

* To be filed by a post-effective amendment to this registration statement or as an exhibit to a Current Report on Form 8-K.

**  Incorporated by reference.

(b) Financial Statement Schedules

    No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

(c) Reports, Opinions, and Appraisals

    The following reports, opinions, and appraisals are included herein: None

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and/or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by TC PipeLines, LP of expenses incurred or paid by a director, officer or controlling person of TC PipeLines, LP in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, TC PipeLines, LP will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Calgary, Province of Alberta, Canada on April 23, 2002.

                                                       TC PIPELINES, LP
                                                       A Delaware Limited Partnership

                                                       By:  TC PIPELINES GP, INC.,
                                                            its General Partner

                                                          By:  /s/ RONALD J. TURNER
                                                               ------------------------------------------
                                                               Ronald J. Turner
                                                               President and Chief Executive Officer
                                                               of TC PipeLines GP, Inc.

                               POWER OF ATTORNEY

    Each person whose signature appears below appoints Russell K. Girling and Theresa Jang, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

                        NAME                                          TITLE                       DATE
                        ----                                          -----                       ----
                /s/ RONALD J. TURNER                   President, Chief Executive Officer
     -------------------------------------------         and Director (Principal Executive   April 23, 2002
                  Ronald J. Turner                       Officer)

               /s/ RUSSELL K. GIRLING
     -------------------------------------------       Chief Financial Officer and Director  April 23, 2002
                 Russell K. Girling                      (Principal Financial Officer)

                  /s/ THERESA JANG
     -------------------------------------------       Controller                            April 23, 2002
                    Theresa Jang                         (Principal Accounting Officer)

             /s/ ALBRECHT W.A. BELLSTEDT
     -------------------------------------------       Director                              April 23, 2002
               Albrecht W.A. Bellstedt

               /s/ DENNIS J. MCCONAGHY
     -------------------------------------------       Director                              April 23, 2002
                 Dennis J. McConaghy

                /s/ ROBERT A. HELMAN
     -------------------------------------------       Director                              April 23, 2002
                  Robert A. Helman

              /s/ JACK F. JENKINS-STARK
     -------------------------------------------       Director                              April 23, 2002
                Jack F. Jenkins-Stark

                /s/ DAVID L. MARSHALL
     -------------------------------------------       Director                              April 23, 2002
                  David L. Marshall

                                 EXHIBIT INDEX

EXHIBIT NUMBER                                  DESCRIPTION
--------------                                  -----------
         *1.1           Form of Underwriting Agreement related to Common Units

         *1.2           Form of Underwriting Agreement related to Senior Debt

         *1.3           Form of Underwriting Agreement related to Subordinated Debt

         *1.4           Form of Sales Agreement

        **4.1           Form of certificate representing Common Units of TC
                          PipeLines (filed as Exhibit A to Appendix A to TC
                          PipeLines' registration statement on Form S-1
                          (Registration No. 333-69947) and incorporated herein by
                          reference)

          4.2           Form of Senior Indenture

          4.3           Form of Subordinated Indenture

          5.1           Opinion of Andrews & Kurth Mayor, Day, Caldwell &
                          Keeton L.L.P. as to the legality of the securities registered hereby

          8.1           Opinion of Andrews & Kurth Mayor, Day, Caldwell &
                          Keeton L.L.P. as to tax matters

         12.1           Computation of ratio of earnings to fixed charges

         23.1           Consent of KPMG LLP

         23.2           Consent of KPMG LLP

         23.3           Consent of Arthur Andersen LLP

         23.4           Consent of Andrews & Kurth Mayor, Day, Caldwell &
                          Keeton L.L.P. (included in Exhibits 5.1 and 8.1)

         24.1           Power of Attorney (included on signature page)

         99.1           Form T-1 Statement of Eligibility and Qualification related to Senior Indenture

------------

* To be filed by a post-effective amendment to this registration statement or as an exhibit to a Current Report on Form 8-K.

**  Incorporated by reference.